Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard E. Davis
Executive Vice President & Chief Financial Officer
NMT Medical, Inc.
(617) 737-0930
red@nmtmedical.com

NMT Medical Announces Second-Quarter 2007 Financial Results

Company Receives European and Canadian Approval of World’s First

Bioabsorbable Septal Repair Implant; European Product Sales Increase Significantly

BOSTON, Mass., August 7, 2007 – NMT Medical, Inc. (NASDAQ: NMTI), an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures, today announced financial results for the second quarter ended June 30, 2007.

Second-Quarter Results

Second-quarter 2007 total revenues were approximately $6.5 million compared with approximately $7.1 million for the quarter ended June 30, 2006. Revenues for the second quarter of 2007 include approximately $1.5 million of net royalties compared with approximately $1.8 million of net royalties in the same period of 2006. Last year’s second-quarter net royalties included $500,000 in revenue related to the settlement of patent infringement litigation with AGA Medical. Total worldwide cardiac septal repair implant sales for the second quarter of 2007 decreased approximately 6.8% to approximately $4.9 million compared with approximately $5.3 million for the second quarter of 2006. Implant sales in North America for the second quarter of 2007 were approximately $3.7 million compared with approximately $4.6 million in the second quarter of 2006. European implant sales in the second quarter of 2007 increased to approximately $1.2 million compared with approximately $721,000 in the same period of 2006.

For the second quarter of 2007, NMT reported a net loss of approximately $2.6 million, or $0.20 per share. This compares with a net loss of approximately $1.9 million, or $0.15 per share, for the comparable period in 2006.

Comments on the Second Quarter

“The second quarter of 2007 was successful for NMT,” said President and Chief Executive Officer John E. Ahern. “We received two important regulatory approvals for BioSTAR® — the CE Mark in Europe and the HPB (Health Products and Food Branch) medical device license in Canada. In addition, sales in Europe increased substantially in the second quarter as compared with 2006.”

“The BioSTAR® approvals provide us with a significant competitive advantage in the structural heart repair market,” said Ahern. “BioSTAR® is designed to provide biological closure of atrial level defects using the patient’s natural healing response, and 90% to 95% of the implant is expected to be absorbed over time. In July, we were the first company to bring to market a bioabsorbable implant in Europe and Canada for treating defects in the atrial wall. BioSTAR® also is currently being used in our pivotal PFO/migraine clinical trial in the U.S., MIST II.”

“On the clinical front, we continued to make progress in each of our ongoing trials,” said Ahern. “As previously announced, we received conditional approval from the U.S. Food and Drug Administration (FDA) for a revised statistical plan, which includes reducing the required number of patients for enrollment in CLOSURE I – our PFO/stroke trial currently being conducted at 80 centers in the U.S. Enrollment is currently expected to be completed in early 2008, and we are currently targeting PMA approval for 2010. Progress in our MIST II trial, however, is slower than we had originally anticipated, and we currently expect enrollment to be completed in early 2008. While we are encouraged by patient response, the IRB (Institutional Review Board) approval process and other site related administrative issues have taken longer than we expected. We currently anticipate the first patient in that trial will be implanted with the BioSTAR® device in the third quarter. Lastly, patients in the MIST III trial continue to opt for follow-up procedures with our implant. This follow-on study to the original MIST trial should provide us with longer-term data regarding our STARFlex® implant and the migraine opportunity.”

“We also won a favorable ruling in our appeal of a decision from the U.S. District Court regarding a patent infringement lawsuit with Cardia, Inc.,” Ahern said. “The case was remanded back to the district court for further proceedings consistent with the Federal Court’s opinion. To date, we own or exclusively license 66 patents, with more than 70 applications in place. Having the most innovative and technologically advanced intellectual property is critical to our continued success in the area of structural heart repair. As we have demonstrated, if we believe our patent portfolio has been infringed upon, we will aggressively protect our intellectual property.”

Executive Vice President and Chief Financial Officer Richard E. Davis said, “In the second quarter we achieved a significant increase in European implant sales, which helped to offset the decrease in North American sales. We believe that sales in North America continue to be impacted by changes in inventory management at various institutions as a result of the withdrawal of the Humanitarian Device Exemption (HDE) of our CardioSEAL® Septal Repair System. With the recent regulatory approvals of BioSTAR® in Europe and Canada, we hope to see an increase in total worldwide implant sales in the quarters ahead.”

“As expected, we experienced an increase in our investments in research and development to approximately 63% of revenues as our clinical and regulatory ventures progress into the later stages,” continued Davis. “We believe that these investments in our technology, including our latest biological repair platforms BioSTAR® and BioTREK™, and increased investments in our sales and marketing infrastructure are essential to gaining market share and generating sales growth. We ended the quarter with approximately $35.8 million in cash, cash equivalents and marketable securities, compared with approximately $39.6 million at March 31, 2007 and $41.4 million at December 31, 2006. As previously disclosed, the $65 million shelf registration that we announced in late 2006 provides us with the financial flexibility to opportunistically accelerate our technology investments, initiate new clinical trials and further support our product commercialization efforts.”

Year-To-Date Results

Total revenues for the six months ended June 30, 2007 were approximately $13.3 million compared with approximately $14.0 million for the same period in 2006. Revenues for the six months ended June 30, 2007 included approximately $3.3 million of net royalty income, compared with approximately $3.0 million for the same period in 2006. Total revenues for the first half of 2006 included $500,000 in net royalty revenue related to the AGA Medical settlement. Total worldwide CardioSEAL® and STARFlex® cardiac septal repair implant sales for the first six months of 2007 were approximately $10.0 million compared with approximately $11.0 million for the same period in 2006. Implant sales in North America for the first six months of 2007 were approximately $7.7 million compared with approximately $9.7 million for the first six months of 2006. European implant sales were approximately $2.3 million for the six-month period ended June 30, 2007, compared with approximately $1.3 million for the same period in 2006.

The net loss for the six-month period ended June 30, 2007 was approximately $3.0 million, or $0.23 per share, compared with net income of approximately $10.9 million, or $0.81 per share on a diluted basis, for the same period in 2006. The 2006 net income included a one-time net gain from a legal settlement of approximately $15.2 million.

Business Outlook

“NMT accomplished numerous milestones during the first half of 2007, and we expect to achieve additional milestones in the latter half of the year,” Ahern said. “In July we commenced the market launch of BioSTAR® in Europe and Canada and, as a result, combined with our investments in our sales and marketing infrastructure, we are anticipating a continued increase in implant sales. Also, we expect to satisfy the enrollment requirement for our U.S. clinical studies for stroke and migraine, CLOSURE I and MIST II in early 2008.”

“With the recent approvals of BioSTAR®, we believe that NMT has strengthened its position as the clear front-runner in the PFO treatment space,” said Ahern. “We expect that this unique biomaterial, drug and device combination will help to expand the Company’s market share for this opportunity. Based on meetings we have held with interventional cardiologists across Europe, we believe BioSTAR® will be widely accepted as a beneficial treatment for septal heart defects.”

Davis concluded, “Keeping in mind that BioSTAR® has just launched in Europe and Canada, we expect third-quarter 2007 total revenues to be approximately $6.6 million, a modest increase versus the second quarter just announced. Although we expect North American sales to remain consistent with the levels we have been seeing for several quarters, going forward we currently expect to achieve an increase in our European market share. In addition, as enrollment in our ongoing CLOSURE I and MIST II trials continues to accelerate, we project an increase in R&D expenses throughout the remainder of the year. We currently anticipate ending 2007 with approximately $23.0 million in cash, cash equivalents and marketable securities.”

Conference Call Reminder

Management will conduct a conference call at 10:00 a.m. ET today to review the Company’s financial results, provide clinical study updates and discuss its outlook for the third quarter and full-year 2007. The conference call will be broadcast live over the Internet. Individuals who are interested in listening to the webcast should log on to the “Investor Relations” section of NMT Medical’s website at www.nmtmedical.com. The conference call also may be accessed by dialing (800) 289-0436 or (913) 981-5507. For interested individuals unable to join the live conference call, a replay will be available via webcast on the Company’s website.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT is currently investigating the potential connection between a common heart defect that allows a right to left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as migraine headaches, embolic stroke and transient ischemic attacks (TIAs). A common right to left shunt can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 25,000 PFOs have been treated globally with NMT’s minimally invasive, catheter-based implant technology.

The prevalence of migraines in the United States is about 10%. Of the 28 million migraine sufferers in America, those who experience aura and have a PFO may represent a three million patient subset. Stroke is the third leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA.

For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements – including statements regarding the timing, cost, rate and amount of patient enrollment and outcome of the Company’s MIST, MIST II, MIST III, and CLOSURE I trials, as well as its BioSTAR® and BioTREK™ programs, the Company’s financial, sales and profitability expectations and cash position, expansion of the Company’s cardiovascular business and market opportunities, including migraines and any other new applications for the Company’s technology or products, regulatory approvals for the Company’s products in the United States and abroad, the Company’s investment in product development, and maintenance of the Company’s cash position – involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration and foreign regulatory agencies, as well as risk factors discussed under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, Quarterly Report on Form 10-Q for the period ended March 31, 2007, and subsequent filings with the U.S. Securities and Exchange Commission.

NMT Medical, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Product sales	$4,922,265	$5,283,750	$10,037,768	$10,983,270
Net royalty income	1,549,570	1,817,175	3,267,895	3,049,350

	6,471,835	7,100,925	13,305,663	14,032,620

Expenses:
Cost of product sales	1,358,739	1,407,280	2,588,692	2,882,185
Research and development	4,091,456	3,736,179	6,605,954	7,566,038
General and administrative	1,886,356	2,014,395	3,899,516	4,238,572
Selling and marketing	2,304,740	2,292,539	4,351,430	4,366,088

Total costs and expenses	9,641,291	9,450,393	17,445,592	19,052,883

Net gain from settlement of litigation	—	(24,832)	—	15,183,894

Income (loss) from operations	(3,169,456)	(2,374,300)	(4,139,929)	10,163,631

Other Income (Expense):
Interest income, net	476,611	483,145	985,691	774,261
Foreign currency transaction gain (loss)	(18,689)	12,218	30,716	5,765

Total other income, net	457,922	495,363	1,016,407	780,026

Income (loss) before income tax benefit	(2,711,534)	(1,878,937)	(3,123,522)	10,943,657

Income tax benefit	(75,500)	—	(151,000)	—

Net income (loss)	$(2,636,034)	$(1,878,937)	$(2,972,522)	$10,943,657

Basic earnings (loss) per common share:	$(0.20)	$(0.15)	$(0.23)	$0.86

Diluted earnings (loss) per common share:	$(0.20)	$(0.15)	$(0.23)	$0.81

Weighted average common shares outstanding:
Basic	12,916,357	12,717,704	12,894,762	12,720,952

Diluted	12,916,357	12,717,704	12,894,762	13,515,484

NMT Medical, Inc. and Subsidiaries

Consolidated Balance Sheets

	At June 30, 2007	At December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,911,080	$8,285,561
Marketable securities	$29,911,917	$33,163,998
Accounts receivable, net	$2,584,632	$2,729,188
Inventories	$2,200,149	$1,909,236
Prepaid expenses and other current assets	$3,941,291	$4,055,627

Total current assets	$44,549,069	$50,143,610

Property and equipment, net	$1,064,812	$1,039,327

	$45,613,881	$51,182,937

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,696,838	$2,284,347
Accrued expenses	$6,540,551	$8,999,151

Total current liabilities	$8,237,389	$11,283,498

Stockholders’ equity:
Preferred stock, $.001 par value Authorized—3,000,000 shares Issued and outstanding—none	$—	$—
Common stock, $.001 par value Authorized—30,000,000 shares Issued—12,971,857 and 12,901,310 shares in 2007 and 2006, respectively	$12,972	$12,901
Additional paid-in capital	$51,333,040	$50,870,411
Less treasury stock - 40,000 shares at cost	$(119,600)	$(119,600)
Accumulated other comprehensive income (loss)	$(9,997)	$3,128
Accumulated deficit	$(13,839,923)	$(10,867,401)

Total stockholders’ equity	$37,376,492	$39,899,439

	$45,613,881	$51,182,937